DNB Financial Corporation

For further information, please contact:

Gerald F. Sopp CFO/Executive Vice-President

484.359.3138FOR IMMEDIATE RELEASE

gsopp@dnbfirst.com (NasdaqCM: DNBF)

DNB Financial Corporation Reports Third Quarter 2018 Results

Downingtown PA, October 24, 2018 (GLOBE NEWSWIRE)– DNB Financial Corporation (Nasdaq: DNBF), today reported net income of $3.0 million, or $0.70 per diluted share, for the quarter ending September 30, 2018, compared with $2.4 million, or $0.56 per diluted share, for the same quarter, last year.  For the nine months ending September 30, 2018, the Company reported net income of $7.7 million, or $1.78 per diluted share, compared with $7.1 million, or $1.66 per diluted share, for the same period last year.

DNB Financial Corporation (the “Company” or “DNB”) is the parent of DNB First, National Association, one of the first nationally-chartered community banks to serve the greater Philadelphia region.

William J. Hieb, President and CEO, stated, “Our strong third quarter results demonstrate that DNB continues to execute its business plan of disciplined growth and can successfully meet the challenges presented by rising interest rates.  We believe that our continued focus on expense management along with maintaining prudent credit standards will preserve the Company’s position as one of the top-performing banks in the Greater Philadelphia region.”

Highlights

•	Total loans increased 2.6% (not annualized) on a sequential quarter basis and 7.4% (not annualized) since December 31, 2017.
•

Asset quality remained excellent.  Net recoveries were 0.12% (annualized) of total average loans for the third quarter of 2018, and non-performing loans were only 0.71% of total loans at September 30, 2018.

•

On a sequential quarter basis, net interest income increased $83,000 to $9.2 million, primarily due to commercial loan growth.  The net interest margin was fairly stable at 3.39% for the third quarter as the aforementioned loan growth and a two basis point rise in the yield on average interest-earning assets offset an eight basis point increase in the weighted average cost of interest-bearing liabilities.

•	Wealth management fees increased to $542,000 for the third quarter of 2018, compared with $512,000 and $411,000 for the quarters ending June 30, 2018 and September 30, 2017, 1 respectively. Wealth management fees represented approximately 40% of total fee income for the third quarter of 2018.
•	The Company paid a quarterly cash dividend of $0.07 per share on September 19, 2018.

Income Statement Summary

Net income of $3.0 million for the third quarter of 2018, generated a return on average assets (“ROAA”) and return on average tangible equity (“ROTE”) (a non-GAAP measure) of 1.07% and 13.1%, respectively. A discussion of non-GAAP measures in this release is included below and a reconciliation of this and other non-GAAP to GAAP measures is included in the Financial Tables below.

Net interest income for the three months ending September 30, 2018 was $9.2 million, which represented an  $83,000 increase from the quarter ending June 30, 2018, and a $355,000 decrease from the quarter ending September 30, 2017.  The net interest margin for third quarter of 2018 was 3.39%; and was fairly stable on a sequential quarter basis.  The year-over-year net interest margin decline of 33 basis points was primarily due to a $466,000 net reduction in purchase accounting marks and the higher cost of interest-bearing liabilities, which was partially offset by a $70.3 million increase in total average loans. For the third quarters of 2018 and 2017, the weighted average yield on total interest-earning assets was stable at 4.30%, which included purchase accounting marks.

Total interest expense was $2.5 million for the three months ending September 30, 2018, compared with $2.2 million for the three months ending June 30, 2018, and $1.5 million for the third quarter of 2017.  The weighted average rate paid for interest-bearing liabilities was 0.98%, 0.90% and 0.61% for the quarters ending September 30, 2018, June 30, 2018, and September 30, 2017, respectively.  The rise in the weighted average rate was primarily due to an overall increase in market interest rates.

The provision for credit losses was $100,000 for the third quarter of 2018, compared with $375,000 for both of the quarters ending June 30, 2018 and September 30, 2017.  As of September 30, 2018, the allowance for credit losses was $6.6 million and represented 0.72% of total loans.  Loans acquired in connection with the purchase of East River Bank in 2016 were recorded at fair value based on an initial estimate of expected cash flows, including a reduction for estimated credit losses, and without carryover of the respective portfolio's historical allowance for credit losses.

Total non-interest income for the third quarter of 2018 remained fairly steady at $1.4 million, compared with $1.3 million for both the second quarter of 2018 and the quarter ending September 30, 2017.  Wealth management fees increased to $542,000 for the third quarter of 2018 from $512,000 for the second quarter of 2018, and $411,000 for the third quarter of 2017.  Wealth management fees represented approximately 40% of total fee income.

Non-interest expense was $6.8 million for the quarter ending September 30, 2018, compared with $7.5 million for the quarter ending June 30, 2018, and $7.0 million for the third quarter of 2017.  As previously disclosed, non-interest expense for the second quarter of 2018 included miscellaneous one-time charges totaling approximately $653,000.  The efficiency ratio was approximately 64% for the three months ended September 30, 2018.

The enactment of the Tax Cuts and Jobs Act in December 2017 provided significant changes including a reduction of the federal corporate tax rate to 21% from 34%, effective January 1, 2018.  The Company’s effective tax rate for the quarter ending September 30, 2018 was 17.2%, compared with 29.3% for the same quarter, last year.

Balance Sheet Summary

As of September 30, 2018, total assets were $1.1 billion.  Since December 31, 2017, total assets increased $46.2 million, or 4.3% (not annualized).  Total loan growth of $62.4 million, or 7.4% (not annualized) was partially offset by a $12.9 million, or 7.4% (not annualized) decrease in total investment securities.  Total deposits increased $78.7 million, or 9.1% (not annualized) since December 31, 2017, mainly due to growth in NOW, time, and brokered deposits.  As of September 30, 2018, total shareholders’ equity was $108.1 million, compared with $101.9 million as of December 31, 2017.  Tangible book value per share (a non-GAAP measure) was $21.38 as of September 30, 2018, compared with $20.06 as of December 31, 2017. See Reconciliation of Non-GAAP Financial Measures on page 10.

Total loans were $908.3 million, or 80.5% of total assets, as of September 30, 2018.  As of September 30, 2018, commercial loans, a key strategic emphasis, totaled $746.8 million and represented 82.2% of total loans.  Total commercial loans increased $57.4 million, or 8.3% (not annualized) since December 31, 2017.  Of this total, commercial mortgage loans increased $39.8 million, or 8.2%, commercial business loans increased $11.3 million, or 8.7%, and commercial construction loans increased $6.3 million, or 8.4%.  Residential mortgage loans increased nearly 10% or $9.1 million since January 1, 2018.  Consumer loans, however, declined $4.1 million, or 6.6%, over the same time period.

On a sequential quarter basis, total core deposits were relatively stable and were 73.3% of total deposits as of September 30, 2018.  As of the same date, non-interest bearing deposits were 17.9% of total deposits.  The amount of time deposits increased $39.3 million, or 34.2%, through the third quarter of 2018. The Company used these deposits to help fund loan growth due to their more favorable rates and maturities compared with other funding sources.  As of September 30, 2018, the loan-to-deposit ratio was 96.6%.

Capital ratios continue to exceed all regulatory guidelines.  As of September 30, 2018, the tier 1 leverage ratio was 9.48%, the tier 1 risk-based capital ratio was 11.93%, the common equity tier 1 risk-based capital ratio was 10.91% and the total risk based capital ratio was 13.83%.  As of the same date, the tangible common equity-to-tangible assets ratio (a non-GAAP measure) was 8.29%.  Intangible assets and goodwill totaled $15.9 million as of September 30, 2018. See Reconciliation of Non-GAAP Financial Measures on page 10.

Asset Quality Summary

Asset quality remained strong as net recoveries were 0.12% (annualized) of total average loans for the quarter ending September 30, 2018 (recoveries of $309,000, offset by charge-offs of $38,000). Total non-performing assets, including loans and other real estate property, were $11.5 million as of September 30, 2018, compared with $11.9 million as of June 30, 2018, and $12.6 million as of December 31, 2017.  The ratio of non-performing loans to total loans was 0.71% compared with 0.76% as of June 30, 2018 and 0.89% as of December 31, 2017.

Interest Rate Risk Management

DNB's strategy has been to seek shorter duration over yield in its lending and investing activities and lengthen duration in its financing activities to minimize interest rate risk.  The Company also strives to offer products and services that develop strong relationships to retain core deposits. The Bank has an Asset Liability Management Committee that actively monitors and manages the bank's interest rate exposure using simulation models and gap analysis. The Committee's primary objective is to minimize the adverse impact of changes in interest rates on net interest income, while maximizing earnings.  Simulation model results show moderate liability sensitivity to rising rates in 100, 200, 300 and 400 basis point shock scenarios. Rate changes ramped in over 24 months also show moderate liability sensitivity.

Non-GAAP Based Financial Measures

The income statement summary and selected financial data contains non-GAAP financial measures calculated using non-GAAP amounts. These measures are tangible book value per common share, return on average tangible equity and tangible equity to tangible assets. Tangible book value per share adjusts the numerator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders' Equity). Return on average tangible equity adjusts the denominator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders’ Equity). Tangible equity to tangible assets adjusts the numerator by the amount of Goodwill and Other Intangible Assets (reduction of Shareholders’ Equity) and adjust the denominator by the amount of Goodwill and Other Intangible Assets (reduction of Total Assets). Management uses non-GAAP measures to present historical periods comparable to the current period presentation. In addition, management believes the use of non-GAAP measures provides additional clarity when assessing our financial results and use of equity. Disclosures of this type should not be viewed as substitutes for results determined to be in accordance with U.S. GAAP, nor are they necessarily comparable to non-GAAP performance measures that may be presented by other entities.

General Information

DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 15 locations. DNB First, which was founded in 1860, provides a broad array of consumer and business banking products, and offers brokerage and insurance services through DNB Investments & Insurance, and investment management services through DNB Investment Management & Trust. DNB Financial Corporation's shares are traded on NASDAQ’s Capital Market under the symbol: DNBF. We invite our customers and shareholders to visit our website at https://www.dnbfirst.com. DNB's Investor Relations site can be found at http://investors.dnbfirst.com/.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, expectations or predictions of future financial or business performance. These forward-looking statements include statements with respect to DNB’s beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, that are subject to significant risks and uncertainties, and are subject to change based on various factors (some of which are beyond DNB’s control). The words "may," "could," "should," "would," "will," "believe," "anticipate," "estimate," "expect," "intend," "plan" and similar expressions are intended to identify forward-looking statements.

In addition to factors previously disclosed in the reports filed by DNB with the Securities and Exchange Commission (the “SEC”) and those identified elsewhere in this document, the following factors, among others, could cause actual results to differ materially from forward looking statements or historical performance: the strength of the United States economy in general and the strength of the local economies in which DNB conducts its operations; the effects of, and changes in, trade, monetary and fiscal policies and laws, including interest rate policies of the Board of Governors of the Federal Reserve System; the downgrade, and any future downgrades, in the credit rating of the U.S. Government and federal agencies; inflation, interest rate, market and monetary fluctuations; the timely development of and acceptance of new products and services and the perceived overall value of these products and services by users, including the features, pricing and quality compared to competitors' products and services; the willingness of users to substitute competitors’ products and services for DNB’s products and services; the success of DNB in gaining regulatory approval of its products and services, when required; the impact of changes in laws and regulations applicable to financial institutions (including laws concerning taxes, banking, securities and insurance); technological changes; additional acquisitions; changes in consumer spending and saving habits; the nature, extent, and timing of governmental actions and reforms; and the success of DNB at managing the risks involved in the foregoing. Further, DNB’s expectations with respect to the effects of the new tax law could be affected by future clarifications, amendments, and interpretations of such law. Annualized, pro forma, projected and estimated numbers presented herein are presented for illustrative purpose only, are not forecasts and may not reflect actual results.

DNB cautions that the foregoing list of important factors is not exclusive. Readers are also cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of this press release, even if subsequently made available by DNB on its website or otherwise. DNB does not undertake to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of DNB to reflect events or circumstances occurring after the date of this press release.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the SEC, including our most recent annual report on Form 10-K, as supplemented by our quarterly or other reports subsequently filed with the SEC.

FINANCIAL TABLES FOLLOW

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	Sept 30,		Sept 30,
	2018	2017	2018	2017
EARNINGS:
Interest income	$11,635	$10,989	$33,837	$32,144
Interest expense	2,484	1,483	6,591	4,127
Net interest income	9,151	9,506	27,246	28,017
Provision for credit losses	100	375	850	1,285
Non-interest income	1,336	1,236	3,931	3,762
Gain from insurance proceeds	8	-	8	80
Gain on sale of investment securities	-	-	-	25
Gain on sale of SBA loans	27	35	37	132
Loss on sale / write-down of OREO and ORA	11	7	151	121
Due diligence & merger expense	-	-	-	77
Non-interest expense	6,762	6,983	20,892	20,621
Income before income taxes(1)	3,649	3,412	9,329	9,912
Income tax expense	629	1,001	1,647	2,774
Net income	$3,020	$2,411	$7,682	$7,138
Net income per common share, diluted	$0.70	$0.56	$1.78	$1.66

(1) Net income before income taxes includes net accretion of purchase accounting fair value adjustments of $267,000 and $744,000 for the three and nine month periods ended September, 30, 2018, respectively, compared with $731,000 and $1.8 million for the same periods last year.

Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)

	Sept 30,	Dec 31,
	2018	2017
FINANCIAL POSITION:
Cash and cash equivalents	$10,702	$10,917
Investment securities	161,230	174,173
Loans held for sale	-	651
Loans	908,293	845,897
Allowance for credit losses	(6,559)	(5,843)
Net loans	901,734	840,054
Premises and equipment, net	7,881	8,649
Restricted Stock	5,864	7,641
Other assets	40,704	39,830
Total assets	$1,128,115	$1,081,915

Deposits	$939,881	$861,203
FHLB advances	36,952	79,013
Repurchase agreements	4,089	12,023
Other borrowings	22,833	12,017
Subordinated debt	9,750	9,750
Other liabilities	6,551	5,967
Stockholders' equity	108,059	101,942
Total liabilities and stockholders' equity	$1,128,115	$1,081,915

DNB Financial Corporation
Selected Financial Data (Unaudited)
(In thousands, except per share data)

	Quarterly
	2018	2018	2018	2017	2017
	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr
Earnings and Per Share Data
Net income	$3,020	$2,049	$2,613	$808	$2,411
Basic earnings per common share	$0.70	$0.48	$0.61	$0.19	$0.57
Diluted earnings per common share	$0.70	$0.47	$0.61	$0.19	$0.56
Dividends per common share	$0.07	$0.07	$0.07	$0.07	$0.07
Book value per common share	$25.06	$24.49	$24.15	$23.78	$23.90
Tangible book value per common share (Non-GAAP)	$21.38	$20.79	$20.44	$20.06	$20.15
Average common shares outstanding	4,307	4,298	4,291	4,274	4,262
Average diluted common shares outstanding	4,318	4,314	4,309	4,297	4,296

Performance Ratios
Return on average assets	1.07%	0.74%	0.97%	0.30%	0.90%
Return on average equity	11.17%	7.79%	10.25%	3.10%	9.42%
Return on average tangible equity (Non-GAAP)	13.11%	9.18%	12.12%	3.66%	11.18%
Yield on Loans and Leases	4.74%	4.70%	4.71%	4.85%	4.82%
Cost of Deposits	0.86%	0.77%	0.63%	0.52%	0.49%
Net interest margin	3.39%	3.44%	3.51%	3.74%	3.72%
Efficiency ratio	63.68%	70.39%	64.61%	64.73%	63.45%
Wtd average yield on earning assets	4.30%	4.28%	4.24%	4.35%	4.30%

Asset Quality Ratios
Net charge-offs (recoveries) to average loans	-0.12%	0.15%	0.04%	0.06%	0.02%
Non-performing loans/Total loans	0.71%	0.76%	0.97%	0.89%	0.87%
Non-performing assets/Total assets	1.02%	1.05%	1.22%	1.16%	1.13%
Allowance for credit loss/Total loans	0.72%	0.70%	0.71%	0.69%	0.68%
Allowance for credit loss/Non-performing loans	101.36%	91.76%	73.08%	77.36%	78.68%

Capital Ratios
Total equity/Total assets	9.58%	9.29%	9.42%	9.42%	9.56%
Tangible equity/Tangible assets (Non-GAAP)	8.29%	8.00%	8.09%	8.07%	8.18%
Tier 1 leverage ratio	9.48%	9.35%	9.33%	9.19%	9.22%
Common equity tier 1 risk-based capital ratio	10.91%	10.69%	10.63%	10.71%	10.78%
Tier 1 risk based capital ratio	11.93%	11.72%	11.67%	11.80%	11.88%
Total risk based capital ratio	13.83%	13.59%	13.56%	13.73%	13.79%

Wealth Management Assets Under Care(1)	$269,074	$257,797	$260,324	$252,823	$246,294

(1) Wealth Management Assets Under Care includes assets under management, administration, supervision and brokerage.

DNB Financial Corporation
Condensed Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
EARNINGS:
Interest income	$11,635	$11,289	$10,913	$11,241	$10,989
Interest expense	2,484	2,221	1,886	1,593	1,483
Net interest income	9,151	9,068	9,027	9,648	9,506
Provision for credit losses	100	375	375	375	375
Non-interest income	1,336	1,322	1,273	1,250	1,236
Gain from insurance proceeds	8	-	-	123	-
Gain on sale of investment securities	-	-	-	25	-
Gain on sale of SBA loans	27	10	-	21	35
Loss on sale / write-down of OREO and ORA	11	140	-	-	7
Non-interest expense	6,762	7,400	6,730	7,202	6,983
Income before income taxes	3,649	2,485	3,195	3,490	3,412
Income tax expense	629	436	582	2,682	1,001
Net income(1)	$3,020	$2,049	$2,613	$808	$2,411
Net income per common share, diluted	$0.70	$0.47	$0.61	$0.19	$0.56

(1) Fourth quarter 2017 results were impacted by a $1.8 million charge, or $0.43 per diluted share, to adjust deferred taxes due to the enactment of the Tax Cuts and Jobs Act.
Condensed Consolidated Statements of Financial Condition (Unaudited)
(Dollars in thousands)
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
FINANCIAL POSITION:
Cash and cash equivalents	$10,702	$33,452	$14,078	$10,917	$19,490
Investment securities	161,230	165,574	171,108	174,173	175,148
Loans held for sale	-	276	646	651	350
Loans and leases	908,293	885,320	864,345	845,897	819,753
Allowance for credit losses	(6,559)	(6,188)	(6,145)	(5,843)	(5,594)
Net loans and leases	901,734	879,132	858,200	840,054	814,159
Premises and equipment, net	7,881	8,150	8,366	8,649	8,898
Goodwill	15,525	15,525	15,525	15,525	15,525
Restricted Stock	5,864	6,950	7,363	7,641	6,371
Other assets	25,179	24,550	24,744	24,305	25,742
Total assets	$1,128,115	$1,133,609	$1,100,030	$1,081,915	$1,065,683

Demand	$168,311	$175,561	$172,044	$176,815	$198,399
NOW	213,707	216,261	207,538	199,310	195,455
Money market	227,797	254,061	253,757	221,726	217,870
Savings	78,996	80,044	81,635	81,050	81,030
Core deposits	688,811	725,927	714,974	678,901	692,754
Time deposits	154,021	114,766	115,214	140,490	136,759
Brokered deposits	97,049	93,422	61,598	41,812	41,815
Total deposits	939,881	934,115	891,786	861,203	871,328
FHLB advances	36,952	62,972	67,993	79,013	51,047
Repurchase agreements	4,089	5,609	10,717	12,023	15,383
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	22,833	9,615	9,630	12,017	9,658
Other liabilities	6,551	6,215	6,484	5,967	6,633
Stockholders' equity	108,059	105,333	103,670	101,942	101,884
Total liabilities and stockholders' equity	$1,128,115	$1,133,609	$1,100,030	$1,081,915	$1,065,683

DNB Financial Corporation
Condensed Consolidated Statements of Financial Condition - Quarterly Average Balances (Unaudited)
(Dollars in thousands)

	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
FINANCIAL POSITION:
Cash and cash equivalents	$21,676	$20,528	$16,509	$23,513	$20,673
Investment securities	163,800	168,836	172,488	173,959	176,424
Loans held for sale	338	642	113	34	49
Loans and leases	889,113	869,166	851,623	827,273	818,800
Allowance for credit losses	(6,567)	(6,197)	(5,958)	(5,639)	(5,388)
Net loans and leases	882,546	862,969	845,665	821,634	813,412
Premises and equipment, net	8,059	8,306	8,552	8,841	9,032
Goodwill	15,525	15,525	15,525	15,525	15,525
Restricted Stock	6,262	6,836	7,674	6,795	6,506
Other assets	24,012	23,568	23,436	24,723	24,839
Total assets	$1,122,218	$1,107,210	$1,089,962	$1,075,024	$1,066,460

Demand	$174,798	$170,885	$174,022	$192,700	$188,804
NOW	215,055	206,341	204,719	196,055	199,311
Money market	238,679	252,825	236,165	216,853	223,448
Savings	79,695	80,696	80,992	81,118	82,971
Core deposits	708,227	710,747	695,898	686,726	694,534
Time deposits	141,794	114,091	133,222	142,283	142,846
Brokered deposits	85,690	82,957	43,739	41,814	35,474
Total deposits	935,711	907,795	872,859	870,823	872,854
FHLB advances	45,549	54,971	75,458	59,373	50,827
Repurchase agreements	4,644	12,042	12,364	15,388	16,070
Subordinated debt	9,750	9,750	9,750	9,750	9,750
Other borrowings	13,060	10,923	10,470	9,835	9,996
Other liabilities	6,193	6,277	5,657	6,298	5,433
Stockholders' equity	107,311	105,452	103,404	103,557	101,530
Total liabilities and stockholders' equity	$1,122,218	$1,107,210	$1,089,962	$1,075,024	$1,066,460

DNB Financial Corporation
Reconciliation of Non-GAAP Financial Measures (Unaudited)

Reconciliation of Tangible Book Value Per Common Share to Book Value Per Common Share
(In thousands, except share and per share data)
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
Stockholders' Equity	$108,059	$105,333	$103,670	$101,942	$101,884
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	364	388	423	435	459
Tangible common equity (Non-GAAP)	$92,170	$89,420	$87,722	$85,982	$85,900

Outstanding shares	4,311,860	4,301,898	4,292,689	4,286,117	4,262,721

Book value per common share (GAAP)	$25.06	$24.49	$24.15	$23.78	$23.90
Tangible book value per common share (Non-GAAP)	21.38	20.79	20.44	20.06	20.15

Return on Average Tangible Equity
(Dollars in thousands)	For the Quarter Ended
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
Average Stockholders' Equity	$107,311	$105,452	$103,404	$103,557	$101,530
Average goodwill	15,525	15,525	15,525	15,525	15,525
Average other intangible assets	376	388	423	435	472
Average tangible stockholders' equity (Non-GAAP)	$91,410	$89,539	$87,456	$87,597	$85,533

Net Income	$3,020	$2,049	$2,613	$808	$2,411

Return on average stockholders' equity (GAAP)	11.17%	7.79%	10.25%	3.10%	9.42%
Return on average tangible equity (Non-GAAP)	13.11	9.18	12.12	3.66	11.18

Tangible Equity/Tangible Assets
(Dollars in thousands)
	Sept 30,	June 30,	Mar 31,	Dec 31,	Sept 30,
	2018	2018	2018	2017	2017
Stockholders' Equity	$108,059	$105,333	$103,670	$101,942	$101,884
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	364	388	423	435	459
Tangible common equity (Non-GAAP)	$92,170	$89,420	$87,722	$85,982	$85,900

Assets	1,128,115	1,133,609	1,100,030	1,081,915	1,065,683
Goodwill	15,525	15,525	15,525	15,525	15,525
Other intangible assets	364	388	423	435	459
Tangible assets (Non-GAAP)	1,112,226	1,117,696	1,084,082	1,065,955	1,049,699

Total equity/Total assets (GAAP)	9.58%	9.29%	9.42%	9.42%	9.56%
Tangible common equity/Tangible assets (Non-GAAP)	8.29	8.00	8.09	8.07	8.18